Exhibit 99.1
NEWS RELEASE
BANCORPSOUTH, INC.

Contact:
L. Nash Allen, Jr.	Gary C. Bonds
Treasurer and Chief Financial Officer	Senior Vice President and Controller
662/680-2330	662/680-2332
BancorpSouth Declares Quarterly Dividend and
Extends Common Stock Repurchase Program
TUPELO, MS — At its regular quarterly meeting on April 22, 2009, the Board of Directors of BancorpSouth, Inc. (NYSE: BXS) declared a quarterly cash dividend of $0.22 per common share. The dividend is payable July 1, 2009 to shareholders of record at the close of business as of June 15, 2009. The Board also extended until April 30, 2011 the common stock repurchase program announced March 21, 2007 and commenced May 1, 2007.
For the quarter ended March 31, 2009, BancorpSouth reported net income of $29.5 million, or $0.35 per diluted share. The stock repurchase plan was scheduled to expire April 30, 2009 and authorized up to three million shares to be repurchased. As of March 31, 2009, repurchases have totaled 460,700 shares leaving up to 2,529,300 shares authorized for repurchase.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi with approximately $13.5 billion in assets. BancorpSouth operates banking, insurance, and financial service offices in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas.
BancorpSouth, Inc.
P O Box 789, Tupelo, MS 38802-0789 — 662/680-2000